Exhibit 10.18

RIMAGE CORPORATION
NON-EMPLOYEE DIRECTOR RESTRICTED STOCK UNIT
AWARD AGREEMENT WITH DEFERRAL ELECTION UNDER THE
AMENDED AND RESTATED 2007 STOCK INCENTIVE PLAN

1Director Name:_______________________      Grant: __________ Restricted Stock Units Signature:____________________________      Grant Date: _______________________

1.        Grant. Effective on the Grant Date, you have been granted the number of Restricted Stock Units indicated above, which entitles you to receive [_________] shares of common stock (the “Stock”) of Rimage Corporation (the “Company”) in accordance with the provisions of this Agreement and the provisions of the Amended and Restated Rimage Corporation 2007 Stock Incentive Plan, as amended and restated (the “Plan”).

2.        Lapse of Restrictions. The Restricted Stock Units will fully (100%) vest and no longer be subject to the restrictions of and forfeiture under this Agreement upon the earlier of:

a.

The first anniversary date of the Grant Date if you continue to provide services to the Company on that date; provided, that, subject to Section 2(b) below, in the event of your separation from service with the Company (within the meaning in Treas. Reg. §1.409A-1(b)), whether such separation is occasioned by you or by the Company, with or without cause or by mutual agreement (“Separation from Service”), your right to receive and/or vest in any Restricted Stock Units under this Agreement will terminate and any unvested Restricted Stock Units will be forfeited effective as of the date of your Separation from Service.

b.

The event of your death or Disability or in the event of a Change in Control of the Company. Disability and Change in Control shall be defined in accordance with the Plan, except as otherwise provided in this Agreement.

3.        Maturity and Issuance of Stock. The “Maturity Date” for a particular Restricted Stock Unit shall be the earliest date on which all restrictions described in Section 2 on such Restricted Stock Units lapse, subject to your right to defer the Maturity Date with respect to the event specified in Section 2(a) above; provided, however, that no Maturity Date shall occur with respect to a Change in Control unless the Change in Control satisfies the definition in Treas. Reg §1.409A-3(i)(5) (which, for purposes of this Agreement, shall require the acquisition of at least 30% of the stock of the Company). Upon the “Maturity Date” for a particular Restricted Stock Unit, the Company shall, within 90 days of such date (30 days in the event of a Change in Control) transfer to you one unrestricted, fully transferable share of Stock in exchange for that Restricted Stock Unit, subject to your right to elect to defer the Maturity Date in accordance with the deferral provisions described below.

[1] This form of restricted stock unit agreement was used to evidence an award of 3,500 restricted stock units granted on May 13, 2009 to each of Lawrence M. Benveniste, Philip D. Hotchkiss, Thomas F. Madison, Steven M. Quist and James L. Reissner.

4.        No Rights as Shareholder in Units. Until Stock is issued in settlement of the Restricted Stock Units on the Maturity Date, you will not be deemed for any purpose to be, or have rights as, a Company shareholder or receive dividends with respect to shares of Stock issuable with respect to the Restricted Stock Units, except as provided below. You are not entitled to vote any shares of Stock by virtue of this Award until the Stock is issued in settlement of the Restricted Stock Units.

5.        Dividend Equivalents. During the period from the Grant Date to the Maturity Date, the Company shall accumulate a cash amount equal to dividends in cash or property paid from time to time on issued and outstanding shares of Stock in an amount that is equivalent to the dividends which you would have received had you been the owner of the number of shares of Stock equal to the number of Restricted Stock Units granted hereunder. The cash shall accumulate as a book entry on the books of the Company and shall accrue interest until the Maturity Date computed using the one-year Treasury Bill rate as of January 1 of the calendar year for which interest is credited. The cash amount plus interest (collectively, “Dividends”) shall be paid to you on the Maturity Date. The payment of Dividends and interest hereunder shall be treated as additional compensation to you.

6.        No Transferability. The Restricted Stock Units or any interest or right therein or part thereof shall not be subject to disposition by transfer, alienation, anticipation, pledge, hypothecation, encumbrance, assignment or any other means, whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect; provided that the Restricted Stock Units may be transferable by will or the laws of descent and distribution as provided below.

7.        Deferral of Maturity Date. Notwithstanding the foregoing, you may defer receipt of all or a portion of the Stock you are to receive in settlement for your Restricted Stock Units that vest in accordance with Section 2(a) above, together with any Dividend Equivalents and interest in accordance with Section 5 on such Restricted Stock Units as follows:

a.

You may elect, on or before the Grant Date, to defer the Maturity Date for 25%, 50%, 75% or 100% of the Restricted Stock Units that vest by submitting a deferral election form in substantially the form attached hereto as Exhibit A to the Chief Financial Officer of the Company. Any subsequent changes to your election as to the time of payment shall be made in accordance with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). The election shall apply only to the Restricted Stock Units under this Agreement and a new election must be made for any future grants of Restricted Stock Units under the Plan.

b.

You may elect to defer the Maturity Date for payment to the earlier of (i) January 1 of the year following the year in which you incur a Separation from Service with the Company; or (ii) January 1 of any year prior to your Separation from Service, provided such year is no less than three (3) nor more than ten (10) years from the Grant Date.

c.

Notwithstanding any other provisions of this Agreement to the contrary, if at the time of your Separation from Service, you are a “Specified Employee,” the Maturity Date hereunder shall be delayed until the date which is six (6) months after the date of your Separation from Service, or if earlier, the date of your death. Issuance of the shares of Stock and payment of the Dividend Equivalents and interest thereon shall be made as soon as reasonably practicable, but no later than thirty (30) days following the end of such period. A “Specified Employee” shall have the meaning under Treas. Reg. §1.409A-1(i) as reasonably determined by the Company.

8.        Successors and Designated Beneficiary. This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business. If any Restricted Stock Units under this Agreement have not been distributed, at the time of your death, such benefits shall be distributed to the beneficiary or beneficiaries (“Designated Beneficiary”) designated by you in a writing filed with the Company in such form and at such time as the Committee (as defined below) shall require. If you fail to designate a beneficiary, or if your Designated Beneficiary does not survive you, any benefits distributable to you shall be exercised by or distributed to the legal representative of your estate. If your Designated Beneficiary survives you, but dies before the complete distribution of benefits to the Designated Beneficiary under this Agreement, then any benefits distributable to the Designated Beneficiary shall be distributed to the legal representative of the estate of the Designated Beneficiary.

9.        Administration and Compliance with Section 409A of the Code. The Compensation Committee of the Board (the “Committee”) shall exercise any authority and discretion in the administration of this Agreement in accordance with the terms of the Plan. This Agreement is intended to comply with Section 409A of the Code and shall be construed and interpreted in accordance with such intent. Except as provided herein or as provided in the Plan, no payment shall be subject to further deferral except as otherwise permitted or required pursuant to regulations and other guidance issued pursuant to Section 409A of the Code. Any provision of this Agreement that would fail to satisfy Section 409A of the Code shall be amended to comply with Section 409A of the Code on a timely basis, which may be made on a retroactive basis, in accordance with regulations and other guidance issued under Section 409A of the Code. This Agreement may be terminated by mutual agreement between you and the Company prior to the date all amounts have been distributed to you only if the termination complies with Section 409A of the Code.

10.         Adjustment in Capitalization. If any adjustment in the Company’s capitalization as described in Section 10 of the Plan occurs, appropriate adjustments shall be made (as provided in Section 10 of the Plan) to the number of Restricted Stock Units under this Agreement.

11.         Limitation on Rights. Nothing in the Plan or this Agreement shall be interpreted to interfere with or limit in any way the right of the Company or any Subsidiary to terminate your services at any time. In addition, nothing in the Plan or this Agreement shall be interpreted to confer upon you the right to continue in the service of the Company or any Subsidiary.

12.          Funding. The rights under this Agreement shall be unfunded with respect to both the Restricted Stock Units, Dividend Equivalents and interest thereon, and you will have no more rights than that of a general creditor of the Company with regard to any payment due under this Agreement.

13.          Miscellaneous. This Restricted Stock Unit Award is granted under and governed by the terms and conditions of the Plan. You acknowledge and agree that the Plan is discretionary in nature and may be amended, cancelled, or terminated by the Company, in its sole discretion, at any time. The grant of a Restricted Stock Unit Award under the Plan is a one-time benefit and does not create any contractual or other right to receive an award of Restricted Stock Units or benefits in lieu of Restricted Stock Units in the future. Future awards of Restricted Stock Units, if any, will be at the sole discretion of the Company, including, but not limited to, the timing of the award, the number of Restricted Stock Units and vesting provisions. By execution of this Agreement, you consent to the provisions of the Plan and this Agreement. Capitalized terms used herein shall have the meaning set forth in the Plan, unless otherwise defined herein.

COMPANY:

RIMAGE CORPORATION

By:

Its:

Exhibit 10.18

EXHIBIT A

RIMAGE CORPORATION
NON-EMPLOYEE DIRECTOR RESTRICTED STOCK UNIT
DEFERRAL ELECTION FORM UNDER THE
AMENDED AND RESTATED 2007 STOCK INCENTIVE PLAN

☐ Initial Deferral Election (complete all Sections)	☐ Change Beneficiary (complete Sections 3 & 4)

Last Name	First Name		MI

Mailing Address	City	State		Zip Code	Daytime Telephone

SECTION 1 - DEFERRAL ELECTION – GRANT DATE: [____________]

Pursuant to the terms of the Restricted Stock Unit Agreement (“Agreement”) under the Amended and Restated 2007 Stock Incentive Plan (the “Plan”), I hereby elect to defer the Maturity Date for the payment of the following percentage of Restricted Stock Units awarded to me pursuant to the Agreement (rounded up to the nearest whole Restricted Stock Unit):

_____ 25%	_____ 50%	_____ 75%	_____ 100%

I understand that any Restricted Stock Units I do not elect to defer will be paid to me within 90 days following the date the Restricted Stock Units first vest under the Agreement. I also understand that, this election must be made and effective prior to the effective date of the Agreement under which the Restricted Stock Units are granted and that, once effective, such election will be irrevocable with respect to the Restricted Stock Units under the Agreement. However, I may make a new election with respect to any additional Restricted Stock Units awarded to me in the future. I further understand that my rights to my Restricted Stock Units unfunded and unsecured and are no greater than the rights of an unsecured general creditor of the Company.

SECTION 2 – MATURITY DATE DISTRIBUTION

Except as otherwise set forth below, I elect the following Maturity Date on which payment of the Restricted Stock Units will be made in a single lump sum in whole shares of Stock and cash for any Dividend Equivalents and interest thereon: (check one):

☐	as of the first January 1 to occur following the date of my Separation from Service with the Company for any reason; or

☐

as of the earlier of (1) January 1 of the __________ (insert number not less than 3 nor more than 10) calendar year after the grant date or (2) the first January 1 to occur following the date of my Separation from Service with the Company for any reason.

I understand that my Maturity Date may be delayed up to six months for compliance with federal tax requirements, if applicable. I understand that, notwithstanding any other provision of this Deferral Election Form to the contrary, my Restricted Stock Units shall automatically be fully distributed to me in one lump sum in whole shares of Stock and cash for any Dividend Equivalents and interest thereon within: (a) 30 days after the occurrence of a Change in Control (as defined in the Plan); and (b) 90 days following my death.

SECTION 3 - BENEFICIARY DESIGNATION

If I die before I receive full payment of my deferred Restricted Stock Units, the remaining Restricted Stock Units will be paid in a lump sum in whole shares of Stock and cash for any Dividend Equivalents and interest thereon to my Designated Beneficiary as set forth below:

Last Name	First Name		MI

Mailing Address	City	State		Zip Code	Daytime Telephone

I understand that I may change my Designated Beneficiary from time to time by filing a change in Designated Beneficiary with the Company. I further understand that if my Designated Beneficiary does not survive me, the remaining Restricted Stock Units will be issued to the legal representative of my estate and that if my Designated Beneficiary does survive me but dies before the shares of Stock are issued, the shares of Stock shall be issued to the legal representative of the estate of the Designated Beneficiary.

SECTION 4 - AUTHORIZATION

I agree that my successors in interest and my assigns and all persons claiming under me shall, to the extent consistent with applicable law, be bound by the statements contained herein and by the provisions of the Plan as they now exist and as they may be amended from time to time.

I have read and understand this form and hereby authorize the Company to take all actions indicated on this form.

Director’s Signature	Date

SEND COMPLETED FORM TO: Robert M. Wolf, Chief Financial Officer, Rimage Corporation, 7725 Washington Avenue South, Minneapolis MN 55439, (952) 944-8144

This section for Company use only.

Date approved:	By:

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